PFF BANCORP, INC. REVISES
EFFECTIVE INCOME TAX RATE

POMONA, Calif.--June 9, 2004 -- PFF Bancorp, Inc. (NYSE:PFB) today reported the following:

In connection with the preparation of our March 31, 2004 Form 10-K, our Audit Committee today determined that the effective income tax rate applied to our pre-tax earnings for fiscal 2004 should be revised from 42.0% to 44.0%.  There are several items giving rise to this change, the most significant of which is the tax deduction associated with our Employee Stock Ownership Plan ("ESOP").

Based upon the current market price of our common stock, we anticipate that our effective income tax rate for fiscal 2005 will be approximately 46%. Upon allocation of the 306,704 shares currently remaining in the ESOP, which is expected to be completed during the first quarter of fiscal 2006, we expect our effective tax rate to fall to approximately 42%.

Following is a summary of the financial statement line items and ratios as disclosed in our March 31, 2004 Earnings Release issued ("as reported") on April 19, 2004 and as revised for the change noted above.

Income Statement and Earnings Per Share	Twelve Months Ended March 31, 2004 As Reported	Twelve Months Ended March 31, 2004 Revised
	(Dollars in thousands, except per share data)
Income taxes	$ 30,718	$ 32,118
Net earnings	42,349	40,949
Basic earnings per share	2.64	2.55
Diluted earnings per share	2.53	2.45
Selected Ratios and Other Data
Return on average assets	1.29%	1.25%
Return on average stockholders equity	14.09	13.63
Average stockholders’equity	$ 300,534	$ 300,417

Income Statement and Earnings Per Share	Three Months Ended March 31, 2004 As Reported	Three Months Ended March 31, 2004 Revised
	(Dollars in thousands, except per share data)
Income taxes	$ 8,747	$ 10,147
Net earnings	12,330	10,930
Basic earnings per share	0.76	0.67
Diluted earnings per share	0.72	0.64
Selected Ratios and Other Data
Return on average assets (1)	1.38%	1.23%
Return on average stockholders’equity (1)	15.43	13.70
Average stockholders’equity	$ 319,627	319,160

Balance Sheet	At March 31, 2004 As Reported	At March 31, 2004 Revised
	(Dollars in thousands, except per share data)
Accrued expenses and other liabilities	$ 53,277	$ 54,677
Total liabilities	3,359,923	3,361,323
Retained earnings, substantially restricted	174,588	173,188
Total stockholders’ equity	317,771	316,371
Capital Ratios
Stockholders’ equity to assets ratio	8.64%	8.60%
Core capital ratio*	7.68	7.64
Risk-based capital ratio*	11.27	11.21
Book value per share outstanding	19.13	19.04
Tangible book value per share outstanding (2)	19.05	18.97

(1)  Computed on an annualized basis
(2)  Stated book value minus goodwill
*    PFF Bank and Trust

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties.  Our actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which we conduct our business, regulatory actions or changes and other risks detailed in our reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

Contact:
Gregory C. Talbott, Executive Vice President, CFO
PFF Bancorp, Inc.
350 So. Garey Avenue
Pomona, CA 91766
(909) 623-2323.